Exhibit 10.11(f)

RESTAURANT BRANDS INTERNATIONAL INC.

2014 OMNIBUS INCENTIVE PLAN

BOARD MEMBER RESTRICTED STOCK UNIT AWARD AGREEMENT

On or before December 31, 2013 you made an election to forgo some or all of your annual retainer paid to you as a Director and fees paid to you as a Director for attending meetings of the Board or any committee of the Board and for serving as chairman of, or being on, a committee of the Board (collectively referred to as “Fees”), and instead to be granted Restricted Stock Units (“RSUs”). Pursuant to your election, you have elected to forgo $                             in Fees otherwise payable in 2014. The number of RSUs awarded to you pursuant to this Board Member Restricted Stock Unit Award Agreement (this “Award Agreement”) is equal to the number of Shares having a value equal to the $                             you have elected to forgo, divided by the Fair Market Value of a Share (as determined under the Plan referred to below), multiplied by two.

Unless defined in this Award Agreement, capitalized terms will have the same meanings ascribed to them in the Restaurant Brands International Inc. 2014 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”).

Pursuant to Section 8 of the Plan, you have been granted RSUs on the following terms and subject to the provisions of the Plan, which are incorporated herein by reference. The grant of RSUs to you is conditional on the approval of the Plan by the majority of the Company’s shareholders at the Company’s 2015 annual general meeting. In the event that such approval is not obtained, the Fees you elected to forgo in exchange for the grant of RSUs pursuant to the Award Agreement will be paid to you in 2015. In the event of a conflict between the provisions of the Plan and this Award Agreement, the provisions of the Plan will govern.

Total Number of RSUs:
Grant Date:
Vesting Date:	Full and immediate vesting

By execution of this Award Agreement, you and the Company agree that this Award of RSUs is granted under and governed by the terms and conditions of the Plan and the terms and conditions set forth in the attached as Exhibit A as well as the terms and conditions set forth in the attached Exhibit B which apply only if you reside outside of the U.S. and Canada.

RESTAURANT BRANDS INTERNATIONAL INC.

By:
Name:		Name: Jill Granat
Title: General Counsel

EXHIBIT A

TERMS AND CONDITIONS OF THE

BOARD MEMBER RESTRICTED STOCK UNIT AWARD AGREEMENT

No Payment for Shares.

No payment is required for Shares that you receive under this Award.

Restricted Stock Units.

Each RSU represents a right to receive one Share.

Settlement.

RSUs shall be settled as described in this section. The Company shall deliver to you a number of Shares equal to the number of RSUs awarded to you pursuant to this Award Agreement, such delivery to be made on a date determined by the Committee that is within 30 days after your Separation from Service, as defined herein (the “Settlement Date”).

For purposes of this Award Agreement, “Separation from Service” means the cessation of your Service as a Director, determined in a manner consistent with the requirements of Section 409A(a)(2)(A)(i) of the Code and the Treasury Regulations and other guidance issued thereunder.

Dividend Equivalents.

During the term of this Award Agreement, you shall have the right to receive distributions (the “Dividend Equivalents”) from the Company equal to any dividends or other distributions that would have been distributed to you if each of the Shares to be delivered to you upon settlement of the RSUs instead was an issued and outstanding Share owned by you. The Dividend Equivalents, reduced by any applicable withholding taxes, shall be subject to the same terms and conditions under this Award Agreement as the Shares to which they relate, and shall be distributed on the same Settlement Date as the Shares to which they relate. Each Dividend Equivalent shall be treated as a separate payment for purposes of Section 409A of the Code.

Taxes.

You acknowledge that you are required to pay any withholding or other applicable taxes that may be due as a result of the grant or settlement of this Award and the receipt of Shares and cash hereunder.

No Guarantee of Continued Service.

You acknowledge and agree that this Award Agreement, the transactions contemplated hereunder and the settlement terms shall not be construed as giving you the right to continue to provide Service to the Company or any Affiliate. Further, the Company or the applicable Affiliate may at any time dismiss you, free from any liability, or any claim under the Plan, unless otherwise expressly provided in any other agreement binding you, the Company or the applicable Affiliate. The receipt of this Award is not intended to confer any rights on you except as set forth in this Award Agreement.

Termination for Cause; Restrictive Covenants.

In consideration for the grant of this Award and for other good and valuable consideration, the sufficiency of which is acknowledged by you, you agree as follows:

Upon (i) a termination of your Service for Cause, or (ii) a violation of any post-termination restrictive covenant (including, without limitation, non-disclosure, non-competition and/or non-solicitation) contained in any separation or termination or similar agreement you may enter into with the Company in connection with termination of your Service, any RSUs you then hold that have not been settled shall be immediately forfeited and the Company may require that you repay (with interest or appreciation (if any), as applicable, determined up to the date payment is made), and you shall promptly repay (in cash or in Shares), to the Company, the Fair Market Value of any Shares (including Shares withheld for taxes) received upon the settlement of RSUs during the period beginning on the date that is one year before the date your Service terminates and ending on the first anniversary of the date your Service terminates. The Fair Market Value of any such Shares shall be determined as of the Settlement Date.

For purposes of this Award Agreement, the following terms shall have the following meanings:

“Cause” means your (i) gross negligence or willful misconduct in connection with your duties as a member of the Board or refusal, after demand, to substantially perform such duties, (ii) material violation of the Company’s policies, procedures, rules and regulations, including, without limitation, the Board of Director Code of Conduct and the Burger King Companies’ Code of Business Ethics and Conduct, in each case, as they may be amended from time to time in the Company’s sole discretion; (iii) dishonesty, fraud, embezzlement, misappropriation of funds or theft, or (iv) commission of a felony or other serious crime involving moral turpitude.

If your Service terminates for any reason other than for Cause (as defined above) and, within the twelve (12) month period subsequent to such termination of your Service, the Company determines that your Service could have been terminated for Cause, your Service will, at the election of the Company, be deemed to have been terminated for Cause, effective as of the date the events giving rise to Cause occurred.

Company’s Right of Offset.

If you become entitled to a distribution of benefits under this Award, and if at such time you have any outstanding debt, obligation, or other liability representing an amount owing to the Company or any of its Affiliates, then the Company or its Affiliates may, upon a determination by the Committee, offset such amount so owing against the amount of benefits otherwise distributable to you; provided that any such offset shall be made only in accordance with (and to the extent permitted by) applicable law, including without limitation Section 409A of the Code.

Acknowledgment of Nature of Award.

In accepting this grant of an Award, you acknowledge that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;

(b) this grant of this Award is voluntary, occasional and discretionary and does not create any contractual or other right to receive future awards of RSUs, or benefits in lieu of RSUs even if RSUs have been awarded repeatedly in the past;

(c) all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d) your participation in the Plan is voluntary;

(e) this Award is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company;

(f) this Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(g) the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(h) if you receive Shares, the value of such Shares acquired upon settlement of RSUs may increase or decrease in value; and

(i) no claim or entitlement to compensation or damages arises from termination of this Award, and no claim or entitlement to compensation or damages shall arise from any diminution in value of the RSUs or Shares received upon settlement of the RSUs resulting from termination of your Service by the Company and you irrevocably release the Company from any such claim that may arise.

Data Privacy Notice and Consent.

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Award Agreement by and among, as applicable, the Company, its Subsidiaries and its Affiliates or such other third party administrator as designated by the Committee in its sole and absolute discretion for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and/or such other third party administrator as designated by the Committee in its sole and absolute discretion may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance or social security number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to Shares awarded, canceled or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the Shares received upon settlement of the RSUs may be deposited. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand that refusal or withdrawal of consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Securities Laws.

By accepting RSUs, you acknowledge that Canadian or other applicable securities laws, including, without limitation, U.S. securities laws, and/or the Company’s policies regarding trading in its securities may limit or restrict your right to buy or sell Shares, including, without limitation, sales of Shares acquired in connection with the RSUs. You agree to comply with all Canadian and any other applicable securities law requirements, including, without limitation, applicable U.S. securities law requirements, and Company policies, as such laws and policies are amended from time to time.

Limits on Transferability; Beneficiaries.

This Award shall not be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability to any party, or Transferred, otherwise than by your will or the laws of descent and distribution or to a Beneficiary upon your death.

No Transfer to any executor or administrator of your estate or to any Beneficiary by will or the laws of descent and distribution of any rights in respect of this Award shall be effective to bind the Company unless the Committee shall have been furnished with (i) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the Transfer and (ii) the written agreement of the Transferee to comply with all the terms and conditions applicable to this Award and any Shares received upon settlement of the RSUs that are or would have been applicable to you.

Notwithstanding any other provision hereof, you shall not be permitted to Transfer Shares during a Blackout Period.

No Compensation Deferrals.

Neither the Plan, nor this Award Agreement is intended to provide for a deferral of compensation that would subject the RSUs to taxation prior to the issuance of Shares as a result of Section 409A of the Code. Notwithstanding anything to the contrary in the Plan, or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without your consent, to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code prior to the actual payment of Shares pursuant to this Award. If you are subject to U.S. taxes, all RSUs to which you are entitled will be issued to you on the applicable Settlement Date, as described above in the section entitled “Settlement”.

Entire Agreement; Dispute Resolution; Governing Law.

The Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings, representations and agreements (whether oral or written) of the Company and you with respect to the subject matter hereof. This Award Agreement may not be modified in a manner that adversely affects your rights heretofore granted under the Plan, except with your consent or to comply with applicable law or to the extent permitted under other provisions of the Plan, including, but not limited to Sections 5(d), 16(g) or 17 of the Plan. This Award Agreement is governed by the laws of the Province of Ontario and the laws of Canada applicable in the Province of Ontario without regard to its principles of conflict of laws.

By signing this Award Agreement, you acknowledge receipt of a copy of the Plan and represent that you are familiar with the terms and conditions of the Plan, and hereby accept this Award subject to all provisions in this Award Agreement and in the Plan. You hereby agree to accept as final, conclusive and binding all decisions or interpretations of the Committee upon any questions arising under the Plan or this Award Agreement.

Electronic Delivery.

The Company may, in its sole discretion, decide to deliver any documents related to RSUs awarded under the Plan or future RSUs that may be awarded under the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Agreement Severable.

In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

Language.

If you have received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

EXHIBIT B

ADDITIONAL TERMS AND CONDITIONS OF THE

Restaurant Brands International Inc.

2014 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT FOR

PARTICIPANTS NOT RESIDENT IN THE U.S. OR CANADA

TERMS AND CONDITIONS

This Exhibit B includes additional terms and conditions that govern the RSUs granted to you under the Plan if you are located outside the U.S. and Canada. Certain capitalized terms used but not defined in this Exhibit B have the meanings set forth in the 2014 Omnibus Incentive Plan and/or the Award Agreement.

NOTIFICATIONS

This Exhibit B also includes information regarding exchange controls and certain other issues of which you should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, and other laws in effect in the respective countries as of November 2014. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Exhibit B as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time you acquire or sell Shares.

In addition, the information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of a particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, if you are a citizen or resident of a country other than the one in which you are currently residing, transfer to another country after the RSUs is granted or are considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to you, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to you.

GENERAL NON-U.S. TERMS AND CONDITIONS

The following additional terms and conditions apply to you if you are located outside of the U.S. and Canada at the time of grant.

Entire Agreement.

The following provisions supplement the entire Award Agreement, generally:

If you are located outside the U.S. and Canada, in no event will any aspect of the RSUs be determined in accordance with any Service contract. The terms and conditions of the RSUs will be solely determined in accordance with the provisions of the Plan and the Award Agreement, including this Exhibit B, which supersede and replace any prior agreement, either written or verbal (including your Service agreement, if applicable) in relation to the RSUs.

Termination for Cause; Restrictive Covenants.

The Termination for Cause; Restrictive Covenants section of the Award Agreement shall only be enforced, to the extent deemed permissible under applicable local law, as determined in the sole discretion of the Committee.

Taxes.

The following provisions supplement the Taxes section of the Award Agreement:

Regardless of any action the Company or any Affiliate takes with respect to any or all income tax, social insurance, government-sponsored pension plan, unemployment insurance, payroll tax, payment on account or other tax related items related to your participation in the Plan and legally applicable to you, (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed any amount actually withheld by the Company or any Affiliate. You further acknowledge that the Company and/or any Affiliate (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or Dividend Equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you have become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or any Affiliate may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Company and/or any Affiliate to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or any Affiliate, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(a)	withholding from cash compensation paid to you by the Company; or
(b)	withholding from proceeds of the sale of Shares acquired at settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization); or
(c)	withholding in Shares to be issued at settlement of the RSUs.

The Committee shall establish the method of withholding from alternatives (a) – (c) above, or if the Committee does not exercise its discretion prior to the taxable event or tax withholding event, as applicable, then you shall be entitled to elect the method of withholding from the alternatives above.

To avoid any negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.

Finally, you shall pay to the Company or any Affiliate any amount of Tax-Related Items that the Company or any Affiliate may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if you fail to comply with your obligations in connection with the Tax-Related Items.

Limits on Transferability; Beneficiaries.

The following provision supplement the Limits on Transferability; Beneficiaries section of the Award Agreement:

If you are located outside the U.S. and Canada, the RSUs may not be Transferred to a designated Beneficiary and may only be Transferred upon your death to your legal heirs in accordance with applicable laws of descent and distribution. In no case may the RSUs be Transferred to another individual during your lifetime.

Acknowledgement of Nature of Award.

The following provisions supplement the Acknowledgment of Nature of Award section of the Award Agreement:

You understand, acknowledge and agree to the following with respect to the RSUs:

(a) The RSUs and any Shares acquired under the Plan are not intended to replace any pension rights or compensation.

(b) Your participation in the Plan will not be interpreted to form an employment relationship with the Company or any Affiliate.

(c) The Company shall have the exclusive discretion to determine when you have ceased providing Service for purposes of this Award Agreement.

No Advice Regarding Award.

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

Governing Law and Venue.

The following provisions supplement the Entire Agreement; Dispute Resolution; Governing Law section of the Award Agreement:

The RSU grant and the provisions of this Award Agreement are governed by, and subject to, the laws of the Province of Ontario and the laws of Canada applicable in the Province of Ontario, without regard to the conflict of law provisions.

For purposes of any action, lawsuit or other proceedings brought to enforce this Award Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of the Province of Ontario, and no other courts, where this grant is made and/or to be performed.

Exhibit B.

Notwithstanding any provision in this Award Agreement, the RSU grant shall be subject to any country-specific terms and conditions set below. Moreover, if you relocate to one of the countries included in this Exhibit B, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of the Award Agreement.

Imposition of Other Requirements.

The Company reserves the right to impose other requirements on your participation in the Plan, on the RSUs and on any Shares issued upon settlement of the RSUs, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

COUNTRY-SPECIFIC TERMS AND CONDITIONS

The following country-specific provisions apply to you if you are resident in one of the countries below.

BELGIUM

NOTIFICATIONS

Tax Acknowledgment.

You are required to report any bank accounts opened and maintained outside Belgium on your annual tax return.

BRAZIL

TERMS AND CONDITIONS

Compliance with Law.

By accepting the RSUs you acknowledge that you agree to comply with applicable Brazilian laws and pay any and all applicable taxes legally due by you associated with the RSUs, the receipt of any dividends or Dividend Equivalents, and the sale of Shares acquired under the Plan.

NOTIFICATIONS

Exchange Control Information.

If you are resident or domiciled in Brazil, you will be required to submit annually a declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000. Assets and rights that must be reported include Shares.

SWITZERLAND

NOTIFICATIONS

Securities Law Information.

The offer of the RSUs is considered a private offering in Switzerland and is therefore not subject to registration in Switzerland.

UNITED KINGDOM

TERMS & CONDITIONS

Tax Acknowledgment.

The following provisions supplement the Taxes section of the Award Agreement:

You shall pay to the Company or any Affiliate any amount of income tax that the Company or the Affiliate may be required to account to HM Revenue & Customs (“HMRC”) with respect to the event giving rise to the income tax (the “Taxable Event”) that cannot be satisfied by the means described in the Award Agreement. If payment or withholding of the income tax is not made within ninety (90) days of the Taxable Event or such other period as required under U.K. law (the “Due Date”), and if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), you will not be eligible for any loan to cover the income tax due. In the event that you are a director or executive officer and the income tax due is not collected from or paid by you by the Due Date, the amount of any uncollected income tax will constitute a benefit to you on which additional income tax and National Insurance contributions will be payable. You will be responsible for reporting and paying any income tax and National Insurance contributions due on this additional benefit directly to HMRC under the self-assessment regime.